UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2015

LIFEAPPS DIGITAL MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54867	80-0671280
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

10636 Scripps Summit Ct, Suite 148

San Diego, CA 92131

(Address of principal executive offices, including zip code)

(858) 577-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2015, we entered into a debt conversion agreement (the “Agreement”) with our Chief Executive Officer, Robert Gayman. Pursuant to the terms of the Agreement, we agreed to convert $31,250 in loans made to us by Mr. Gayman into 25,000,000 restricted shares of our common stock (the “Conversion Shares”). The conversion price used to calculate the number of Conversion Shares was set at $0.0020833 based on the following formula: the conversion price will be equal to the lesser of $0.068 or 60% of the lowest trade price in the 25 trading days prior to the conversion. (In the event that Conversion Shares are not deliverable by DWAC, an additional 10% discount shall apply; if the shares are ineligible for deposit into the DTC system and only eligible for Xclearing deposit, an additional 5% discount shall apply; and in the case of both, an additional cumulative 15% discount shall apply.)

On March 25, 2015, our Board of Directors approved the conversion of up to $200,000 in amounts owed to Mr. Gayman for advances made to us and salary not paid to him, in accordance with the provisions of the Agreement. As of that date, Mr. Gayman had made loans to us in the aggregate amount of $95,377, for working capital purposes, and we owed Mr. Gayman $174,750 in accrued and unpaid salary.

The foregoing is a summary of the material terms of the Agreement. This summary is subject to, and is qualified in its entirety by, reference to the Agreement that is filed as an exhibit to this Report and incorporated herein by reference.

Item 3.02 Unregistered sale of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

The following exhibit is filed as a part of this report:

Exhibit No.	Description

10.1	Debt Conversion Agreement by and between the Registrant and Robert Gayman dated March 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Digital Media Inc.

Date: April 3, 2015	By: /s/Robert Gayman
Name: Robert Gayman
Title: Chief Executive Officer